Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Fidelity 500 Index Fund of our report dated April 13, 2018; and Fidelity Extended Market Index Fund, Fidelity International Index Fund and Fidelity Total Market Index Fund of our reports dated April 18, 2018, relating to the financial statements and financial highlights included in the February 28, 2018 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts April 24, 2018